Exhibit 99.2

Operator’s Opening Script:

Welcome to the Third Quarter 2019 Healthcare Trust, Inc., or HTI, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from these forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2018 filed on

March 14, 2019 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Also during today's call, we will discuss non-GAAP financial measures of Global Net Lease, Inc., or GNL, and HTI. GNL is advised by an affiliate with our advisor and also makes filings with the SEC. These measures should not be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The performance of GNL should also not be used to predict the performance or business plan of HTI. Each company has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the most recent earnings release for GNL (available on GNL’s website at www.globalnetlease.com) and part of the 3rd quarter 2019 investor presentation for HTI (available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com.

I would now like to turn the call over to Michael Weil, Chief Executive Officer of AR Global. Please go ahead.

Opening Script

Hello everyone, this is Mike Weil, CEO of AR Global. I would like to review a few updates about the AR Global platform before going through the 3rd quarter webinar materials.

AR Global currently manages $11 billion of assets across two non-traded REITs and two publicly traded REITs. For our two operating non-traded REITs, New York City REIT and Healthcare Trust, Inc., we remain focused on readying each company for an eventual full-cycle liquidity event. Key initiatives for these REITs include executing upon additional lease-up opportunities to drive occupancy and earnings, actively managing the capital structure through select financing transactions and deploying all available capital to continue growing and optimizing these portfolios.

American Finance Trust, one of our publicly traded REITs, has a $3.8 billion portfolio consisting of single-tenant and multi-tenant properties in the U.S. with a high concentration of service-retail assets. At the end of the third quarter, the company owned 771 properties with an overall portfolio occupancy of 95% and average contractual rent growth of 1.3% per year, including a portfolio of 50 dialysis centers that closed on the last day of the quarter. We expect the fourth quarter to benefit from the full impact of this real estate acquisition. The weighted-average remaining lease term for the portfolio at the end of the quarter was almost nine years.

Global Net lease, or GNL, our other publicly traded REIT, saw third quarter revenue increase 8.4% year-over-year to $78 million and third quarter AFFO increase year-over-year to $40 million. GNL finished the quarter very strong with robust acquisitions as the company closed on $102 million of property acquisitions at a weighted average cap rate of 7.7% and has a forward-looking pipeline of $373 million that is expected to close in the fourth quarter, bringing year to date acquisitions to an expected $698 million.

Healthcare Trust, Inc. continues to grow its Net Operating Income which is 91% generated by Medical Office Buildings and Seniors Housing Operating Properties. HTI plans to continue to identify and acquire new high-quality medical properties, while focusing on organic NOI growth within the existing portfolio through the implementation of new property operators and other asset management initiatives.

New York City REIT closed on the acquisition of three condominium units located at 196 Orchard Street in Manhattan for an aggregate contract price of approximately $89 million. The condominiums are leased to high quality tenants and the leases all include rent escalators and have a weighted average remaining lease term of 13 years. The Company continues to emphasize leasing and maintaining an efficient capital structure so as to best position the Company for a liquidity event or sale.

Also, on September 13th, Chris Masterson was named Chief Financial Officer for NYCR. Chris will continue to serve as the CFO of Global Net Lease as well. Katie Kurtz remains the CFO for AFIN and HTI. We believe that the board’s decision to move Chris into this role helps create a better balance of resources for all of the REITs we advise.

I would like to thank you for joining us on today’s call, and now we will begin today’s presentation.

HTI Webinar Script

Slide 3: Strategic Overview

Healthcare Trust, Inc. is a $2.6 billion healthcare real estate portfolio primarily focused on two strong and healthy segments – Medical Office Buildings (known as “MOB”) and Seniors Housing Operating Properties (which we call “SHOP” properties). These two segments represent over 91% of HTI’s net operating income with the balance coming from triple net leased healthcare facilities. The MOB portfolio continues to generate predictable and stable cash flows with contractual rent increases, and we like the SHOP portfolio because we believe US demographics support sustained demand for seniors housing.

I will provide a quick overview of the Company and then jump into a portfolio overview with our strong operating results. Some of the highlights include:

1.	A High Quality Portfolio of 193 healthcare properties comprised of 48% MOB, 43% SHOP and 9% triple net properties
2.	A Robust Acquisition Program with $198.6 million of total acquisitions closed and under agreement year-to-date
3.	A Conservative Balance Sheet with modest net leverage of 38.7%
4.	Strong Portfolio Performance with year-over-year increases in Revenue, FFO and NOI
5.	An experienced management team with a proven track record and significant public REIT experience

The Company’s SHOP portfolio continues to benefit from operating improvements resulting from the addition of John Rimbach and his team as they actively manage the seniors housing portfolio. John brings a wealth of knowledge and strong seniors housing management industry expertise, which he has built over a successful 30-year career. The team is actively monitoring the portfolio in order to improve performance, simplify asset management and drive incremental earnings. Additionally, John and his team advise on the Company’s acquisition strategy for new SHOP properties while also identifying select disposition opportunities within this segment of HTI’s portfolio.

Slide 4: Portfolio Snapshot

As of September 30, 2019, HTI owned 193 properties, totaling approximately 9.1 million rentable square feet spread out over 31 states. The portfolio consisted of 113 medical office buildings, 61 seniors housing operating properties, 4 triple net leased seniors housing properties, 8 post-acute and skilled nursing facilities, 6 hospitals, and 1 development property.

The medical office buildings were 91.1% occupied with a weighted average remaining lease term of 5.0 years. The seniors housing operating properties were 85.1% occupied and the seniors housing triple-net leased properties were 100% occupied with a weighted average remaining lease term of 11.3 years. The post-acute/skilled nursing properties were 100% leased at quarter-end with a weighted average remaining lease term of 8.1 years. We also own six hospitals which were 90.7% leased with a weighted average remaining lease term of 7.4 years.

HTI features a high quality portfolio that is nearly 92% leased to top U.S. Healthcare brands.

Slide 5: Dynamic Portfolio Fundamentals

We are extremely pleased with HTI’s portfolio mix, with a significant focus on MOB and SHOP. As we grow the portfolio, we plan to continue emphasizing these property types within our acquisition strategy.

We have elected to focus on Medical Office Buildings due to growing demand from tenants as the ever-evolving healthcare system in the US encourages medical professionals to consolidate practices and locate near hospital campuses. We believe that our increasing occupancy rates year-over-year are evidence of this in practice. Revenues from MOBs, as compared to skilled nursing facilities, are subject to far less government reimbursement exposure. This allows us to underwrite MOB acquisitions with less concern that policy changes will unexpectedly impact rent payments.

We also continue to believe in the long-term benefits of our senior housing operating portfolio based on the favorable demographics and our confidence in our SHOP team to manage our assets in an accretive way. As the Baby Boomer generation approaches their 80’s we believe that demand for high-quality, well-run and strategically located senior housing facilities will continue to increase.

We have worked diligently to construct a portfolio that is well diversified by geography and segment. Our complete US portfolio is dispersed across 31 states, with 73% of NOI coming from 10 states. As we mentioned before, 91% of NOI comes from the MOB and SHOP segments, with a 9% contribution from our triple-net leased healthcare facilities segment. Occupancy in the MOB and NNN segments of the portfolio has increased by 1.4% year over year, reflecting our continued efforts leasing space in these segments.

Slide 6: Strategic Partners

One of the most important aspects of a well-run portfolio of healthcare related real estate is the quality of the tenants who occupy and operators who run our properties. Procuring well respected brands and developing strong partnerships with them is a core focus in our asset management strategy in order to deliver superior long-term benefits for not only HTI, but for the residents and practitioners who live and work at our properties.

This slide lists some of the leading brands we partner with. In HTI’s MOB portfolio, we have partners such as The University of Pittsburgh Medical Center, an integrated global non-profit health enterprise with over 85,000 employees, 40 hospitals and 700 clinical locations. In the SHOP portfolio we partner with core brands such as KR Management and Senior Lifestyle Corp.

As we grow our portfolio, we continue to look for high-quality tenants within HTI’s MOB portfolio and to further develop a roster of strong SHOP operators of whom we trust to provide the best care for residents at our facilities.

Slide 7: Robust Acquisitions Pipeline

Year-to-date, we have acquired nine properties for a contract purchase price of $85 million. We acquired eight MOB properties with a weighted average remaining lease term of 7.6 years at a 7.5% weighted average cap rate and one SHOP property for $33 million. Total acquisitions for the third quarter were $45 million comprised of three MOB properties and the one SHOP property mentioned. We also have a robust pipeline of six MOB properties under binding PSA’s and a non-binding LOI for a total contract purchase price of $33 million at a 7.3% cap rate and four SHOP properties under a binding PSA and a non-binding LOI for $80 million. This would bring our total 2019 acquisitions plus pipeline to just under $200 million.

We continue to see buying opportunities in the market and are consistently seeking acquisitions that meet our disciplined investment criteria.

I would now like to turn the call over to Katie Kurtz, HTI’s Chief Financial Officer.

Slide 8: Conservative Leverage Profile– (Katie Kurtz)

Thank you, Mike.

This slide provides a snapshot of HTI’s capital structure at the end of the third quarter 2019. Our net leverage was 38.7% at September 30, 2019 with net debt of approximately $1.1 billion at a weighted average interest rate of 4.5%.

As of September 30, 2019, the Company had a total of $802 million of secured debt comprised of $443 million in mortgage notes payable and $359 million of Fannie Mae Master Revolving Credit Facilities. The Fannie Mae debt is comprised of two facilities, one being arranged by KeyBank and the other by Capital One. Altogether, the Fannie Mae debt is secured by mortgages on 22 seniors housing properties. As of September 30, 2019, our unsecured corporate-level credit facility had an outstanding balance of $314 million, inclusive of the term loan component of $150 million. The weighted-average interest rate for the corporate-level credit facility at the end of the third quarter 2019 was approximately 4.3%. In March 2019, we amended and restated our corporate-level credit facility, increasing commitments by $65 million and extending the maturity until 2024. We continue to seek to improve the Company’s capital structure by extending our debt maturity profile, locking in long-term attractive financing rates and diversifying our debt mix.

Slide 9: Enhanced Operating Performance

HTI remains committed to increasing earnings through active portfolio management, accretive acquisitions and a continued focus on our capital structure. Comparing third quarter 2019 to third quarter 2018, Funds from Operations increased 29% to $11 million, while Net Operating Income increased 13% to $35 million. Revenues increased by 5% to $95 million over the same period. While HTI drove earnings growth, the Company was also able to lower its cost of mortgage debt. Our mortgage interest rate declined from 4.5% to 4.4% year-over-year. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our Form 10-Q and other SEC filings which are posted on our website and on sec.gov.

I would now like to turn the call back to Mike for some color on the HTI team and some closing remarks.

Slide 10: Experienced Leadership Team – (Mike Weil)

Our management team has significant experience in the healthcare industry. We believe we have the right team in place to execute our strategy to drive long-term value for HTI shareholders.

In addition to Katie, HTI is fortunate to have Leslie Michelson, who has more than 30 years of experience as a founder, CEO, investor, and advisor for a portfolio of entrepreneurial health care companies and an advocate for patient education and empowerment, as our non-executive chair and audit committee chair. Leslie has had a long career in healthcare and currently is the chief executive officer of Private Health Management.

On the MOB real estate side, David Ruggiero and his team bring over 20 years of experience to HTI’s advisor, evaluating and negotiating hundreds of potential transactions per year while adhering to our strict investment guidelines and underwriting standards. Trent Taylor is our portfolio asset manager and ensures that our existing properties are leased, performing as expected and that our tenants’ needs are being met by local property managers.

Slide 11: Dedicated SHOP Team

Supplementing HTI’s leadership team, John Rimbach and his team are dedicated to managing our SHOP Portfolio

In 2018 HTI made a significant commitment to the SHOP segment of our portfolio and brought John and other key operating personnel from WESTLiving to HTI’s advisor to manage our SHOP properties. John’s team has extensive experience in the Seniors Housing space and has already made significant improvements to this segment of our portfolio, both operationally and through advising on potential real estate acquisitions and dispositions.

Slide 12: Strong Corporate Governance

HTI has an engaged board of directors, led by non-exec chair Leslie Michelson whom we mentioned earlier. Also serving on HTI’s board are Lee Elman, former Governor of Pennsylvania Ed Rendell, Elizabeth Tuppeny and B.J. Penn. The board is comprised of a majority of Independent directors and additional oversight is provided by an audit committee made up of only independent directors. In addition to their distinguished careers, several of our board members currently or formerly have served on the boards of publicly traded REITs.

Closing Statements – (Mike Weil)

Thank you for joining us today. We believe HTI has the portfolio and the intellectual capital in place to perform well in the current and future US Healthcare landscape. We are focused on the Medical Office and Seniors Housing segments of the Healthcare space because we believe these types of properties provide the best long-term risk-adjusted returns for the Company. We believe that our conservative balance sheet and ability to source transactions provide opportunities for the Company to grow in the future. For account information, including balances and the status of submitted paperwork or for any questions in general, please call us at (866) 902-0063. Thank you.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com.

Thank you for attending today’s presentation. You may now disconnect.